UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 31, 2008

HARRIS & HARRIS GROUP, INC.
(Exact name of registrant as specified in its charter)

New York	0-11576	13-3119827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 West 57th Street New York, New York 10019
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (212) 582-0900

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the scheduled retirement of our Chief Executive Officer, Charles E. Harris, on December 31, 2008 pursuant to the Company’s mandatory retirement plan, the Board of Directors of Harris & Harris Group, Inc. (the “Company”) approved a Nonsolicitation and Noncompetition Agreement, to be entered into as of July 31, 2008, by and between the Company and Mr. Harris (the “Agreement”). The Agreement was subsequently executed as of July 31, 2008. Pursuant to the Agreement, Mr. Harris has agreed not to compete with the Company by generally not engaging in investing activities in privately held companies in the area of tiny technology, or solicit the Company's employees for employment until the later of (i) three (3) years from the effective date of the Agreement, or (ii) the date on which he no longer holds any exercisable stock options under any of the Company's current or future stock option award agreements. By executing the Agreement, Mr. Harris satisfied a requirement set forth in his current stock option award agreements to permit the extension of the exercise periods for his outstanding stock options beyond his retirement. A copy of the Agreement is attached as Exhibit 10 to this Form 8-K.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On July 31, 2008, the Board of Directors of the Company amended the Company’s Code of Ethics adopted in accordance with Rule 17j-1 under the Investment Company Act of 1940 to expand the scope of securities requiring pre-approval to include equity securities of publicly-traded companies with a market capitalization of less than $250 million. A copy of the amended Code of Ethics is attached as Exhibit 14 to this Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10	Nonsolicitation and Noncompetition Agreement, entered into as of July 31, 2008, by and between the Company and Charles E. Harris

14	Code of Ethics Pursuant to Rule 17j-1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2008	HARRIS & HARRIS GROUP, INC.

By: /s/ Douglas W. Jamison Douglas W. Jamison President

EXHIBIT INDEX

Exhibit No.	Description

10	Nonsolicitation and Noncompetition Agreement, entered into as of July 31, 2008, by and between the Company and Charles E. Harris

14	Code of Ethics Pursuant to Rule 17j-1